UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2015

KORN/FERRY INTERNATIONAL

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14505	95-2623879
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Avenue of the Stars, Suite 2600 Los Angeles, California		90067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 552-1834

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on September 23, 2015, Korn/Ferry International, a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with HG (Bermuda) Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Seller”), providing for, among other things, the acquisition by the Company (the “Acquisition”) of all the issued and outstanding shares and non-interest bearing convertible preferred equity certificates of Seller’s wholly owned subsidiary, HG (Luxembourg) S.à.r.l., a private limited liability company organized under the laws of Luxembourg, for an aggregate purchase price consisting of cash and stock of the Company, on the terms and subject to the conditions set forth therein.

On November 23, 2015, in anticipation of the payment of the cash portion of the purchase price at the closing of the Acquisition the Company borrowed the $150 million delayed term loan under the Company’s Credit Agreement dated as of January 18, 2013 by and among the Company, as borrower, and Wells Fargo Bank, National Association, as lender (the “Lender”), as previously amended by Amendment No. 1 dated as of December 12, 2014, Amendment No. 2 dated as of June 3, 2015 and Amendment No. 3 dated as of September 23, 2015 (as amended, the “Credit Agreement”).

The terms of the Credit Agreement are described in the Company’s Form 8-Ks filed with the Securities and Exchange Commission (“SEC”) on June 9, 2015 and September 24, 2015. A complete copy of the Credit Agreement was attached as Exhibits 10.2 through 10.4 (inclusive) to the Company’s Quarterly Report on Form 10-Q for the period ended July 31, 2015, filed with the SEC on September 9, 2015 and Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORN/FERRY INTERNATIONAL
(Registrant)

Date: November 30, 2015
/s/ Robert P. Rozek
(Signature)
	Name:	Robert P. Rozek
	Title:	Executive Vice President and Chief Financial Officer